Exhibit 99.1


   TELEHUBLINK COMPLETES THE ACQUISITION OF MVP SYSTEMS, INC., A SOFTWARE AND
                 HARDWARE ENGINEERING COMPANY IN SILICON VALLEY
  RESOURCES FOR SECURED WIRELESS ENCRYPTION TECHNOLOGY CONTINUE TO ACCELERATE

BURLINGTON, MA. August 7, 2000--TELEHUBLINK CORPORATION (OTC BB: THLC, THLCW; HTTP://WWW.TELEHUBLINK.COM), a leader in secure wireless encryption technology, announced today that it signed a definitive agreement to acquire all the outstanding stock of MVP Systems, Inc., a software and hardware engineering company based in Silicon Valley California. TeleHubLink Corporation is acquiring this multi-million dollar acquisition with nearly all stock.

This acquisition will be instrumental in assisting TeleHubLink customize its newly developed iNSECT(TM) wireless encryption technology to meet the needs and specifications of OEM's such as Motorola, Ericsson, Nokia, Qualcomm, Texas Instruments, INTEL, IBM, Lucent, Nortel, EMC, Seagate, Amati; and others.

Bruce Young, CEO and President of TeleHubLink, stated, "The acquisition of MVP will speed up the development and engineering process of our iNSECT(TM) technology. In addition this will enhance our timing to meet the aggressive goal of deploying an ASIC microchip that will provide end-to-end security for wireless transmission on devices such as cell phones, personal digital assistants and other devices."

Chad Rao, President of MVP Systems, Inc., stated, "In the past six months we worked closely with TeleHubLink on a critical project for the iNSECT(TM) technology. During this time it became apparent that the market for securing wireless cellular phones and other devices would be immense. We felt the iNSECT(TM) technology will become a necessary component or standard on wireless devices within the next five years. The acquisition is a natural progression for us to team together and develop the products that will be demanded in our expanding wireless world."

TeleHubLink recently made key announcements regarding its secured wireless encryption business that include: (1) THLC has completed the development of its first simulator demonstrating its iNSECT(TM) technology for secured wireless encryption; (2) The Company launches a Technical Marketing Campaign which will demonstrate the Simulator to some potential wireless Original Equipment Manufacturers (OEM) such as Motorola, Ericsson, Nokia, Qualcomm, Texas Instruments, INTEL, IBM, Lucent, Nortel, EMC, Seagate, Amati; and (3) THLC signs agreement with Park Strategies, LLC, a company controlled by former Senator Alfonse D'Amato of New York who will arrange business contacts, establish customer meetings, advise on domestic and international opportunities and other matters.

ABOUT TELEHUBLINK CORPORATION:

TeleHubLink Corporation separates its functions into the following business areas: Secure Wireless Encryption Technology, Internet Customer Contact Service Center and Telecom Services. TeleHubLink Corporation has offices in Burlington, MA, Freemont, CA, Carlisle, PA, Westborough, MA and two offices in Montreal, Canada. TeleHubLink is headquartered in Burlington, MA (01803) at 24 New England Executive Park and can be reached at (781) 229-1102 or at HTTP://WWW.TELEHUBLINK.COM.




SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS:

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forwarding-looking statements are not a guarantee of future performance and involve known and unknown risks and uncertainties.

Company Contact:
John Lipman, Corporate Communications
TeleHubLink Corporation
(781) 229-1102   www.telehublink.com

                                       6